UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2009

Material Sciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 19, 2009, NYSE Regulation, Inc. (“NYSER”) provided to us a written notice that trading of the common stock of Material Sciences Corporation (the “Company”) would be suspended prior to the New York Stock Exchange’s (“NYSE”) opening on March 25, 2009. The notice stated that the Company is not in compliance with NYSE’s continued listing standard currently requiring a listed common stock to maintain an average global market capitalization of not less than $15 million over a consecutive 30 trading-day period. NYSE rules do not provide a cure period for non-compliance with this continued listing standard. The NYSE has also initiated the process of delisting the Company’s common stock subject to the completion of applicable procedures, including the Company’s right to request a review by a committee of the Board of Directors of NYSER. The Company does not intend to request such a review.

The Company expects that its common stock will commence trading on the OTC Bulletin Board (“OTCBB”) on March 25, 2009. This transition to the over-the-counter markets does not affect the Company’s business operations and will not change its obligation to file periodic and certain other reports with the Securities and Exchange Commission under applicable federal securities laws.

A copy of the Company’s press release announcing the suspension, dated March 19, 2009, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibit.

(d) Exhibit

Exhibit Number	Description of Exhibit
99.1	Press release of the Company dated March 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: March 19, 2009	By:	/s/ James M. Froisland
	Name:	James M. Froisland
	Title:	Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary

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